Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

EXLSERVICE.COM, LLC,

HEARTLAND ACQUISITION SUB CORP.,

OVERLAND HOLDINGS, INC.,

solely for purposes of Section 5.11 hereof,

NEW MOUNTAIN AFFILIATED INVESTORS, L.P.

and

solely in its capacity as the Stockholder Representative and for purposes of Section 5.11 hereof,

NEW MOUNTAIN PARTNERS, L.P.

Dated as of October 24, 2014

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Certificate of Merger

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 24, 2014 (this “Agreement”), is among EXLService.com, LLC, a Delaware limited liability company (the “Acquiror”), Heartland Acquisition Sub Corp., a Delaware corporation and a wholly owned subsidiary of the Acquiror (“Merger Sub”), Overland Holdings, Inc., a Delaware corporation (the “Company”), solely for purposes of Section 5.11 hereof, New Mountain Affiliated Investors, L.P., a New York limited partnership, and, solely in its capacity as the Stockholder Representative and for purposes of Section 5.11 hereof, New Mountain Partners, L.P., a New York limited partnership.

RECITALS

A. The Boards of Directors of each of the Acquiror, the Company and Merger Sub have (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) is advisable and fair to, and in the best interests of, their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the Delaware General Corporation Law (the “DGCL”).

B. The Board of Directors of the Company has resolved to submit this Agreement to a vote of the stockholders of the Company and, subject to the terms hereof, to recommend approval of this Agreement to the stockholders of the Company.

C. The Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Acquiror Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Acquiror or Merger Sub of their obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

“Action” means any complaint, action, suit, arbitration or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means, collectively, the Escrow Agreement, the Payoff Letter, the Termination Agreements and any other certificate required to be executed and delivered under this Agreement.

“Business” means the business and operations of the Company and its Subsidiaries as conducted by them in the ordinary course consistent with past practice.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Cash” means the sum of (i) all cash and cash equivalents of the Company and its Subsidiaries, plus (ii) any brokered certificates of deposit (both short-term and long-term), in each case, measured as of 12:01 a.m., New York time, on the Closing Date and determined in accordance with GAAP; provided, however, that in each case (x) Cash shall not include checks issued by the Company or any of its Subsidiaries, but not yet cashed by the payee and (y) Cash shall include checks and drafts received and not yet cashed by or deposited and not yet cleared for the account of the Company or any of its Subsidiaries.

“Closing Merger Consideration” means an amount not less than $0.00 equal to (i) the Purchase Price, plus (ii) the Estimated Cash, plus (iii) the Working Capital Overage, if any, minus (iv) the Estimated Indebtedness, minus (v) the Working Capital Underage, if any, minus (vi) the Estimated Transaction Expenses, minus (vii) the Escrow Amount and Working Capital Escrow Amount, minus (viii) the Stockholder Representative Expense Holdback Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock, par value $.01 per share, of the Company.

“Contract” means any binding oral or written agreement, contract, plan, lease, sublease, license, sublicense, franchise, power of attorney, undertaking, indenture, promissory note, evidence of indebtedness, letter of credit, guaranty, bond, loan, mortgage, instrument or any other contract, commitment or arrangement.

“Control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, easement, security interest or other similar security arrangement (other than those created under applicable securities laws).

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with the Company as a single employer within the meaning of Section 414 of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means that certain Escrow Agreement to be entered into by the Acquiror, the Stockholder Representative and the Escrow Agent, substantially in the form of Exhibit A hereto.

“Escrow Amount” means an amount equal to 7.5% of the Purchase Price.

“Escrow Fund” means the Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any interest or other amounts earned thereon.

“Excluded Tax” means (i) any Tax included in the calculation of Closing Net Working Capital, (ii) any Taxes of the Company or any of its Subsidiaries resulting from transactions not in the ordinary course of business of the Company and its Subsidiaries occurring on the Closing Date after the Effective Time and not required to be performed pursuant to the terms of this Agreement, and (iii) any Taxes of the Company or any of its Subsidiaries based upon or resulting from any (A) voluntary action or (B) failure to take any action required to be taken by Law or this Agreement by the Acquiror or any of its Affiliates after Closing, in each case which action or failure to take action affects the Taxes of the Company or any of its Subsidiaries for any Tax period (or portion thereof) ending on or before the Closing Date, including the 338 Election.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, court, agency or commission or any judicial or arbitral body, or any quasi-governmental body exercising any Tax, regulatory or governmental or quasi-governmental authority.

“Income Taxes” means any U.S. federal, state or local or foreign net income or franchise (in lieu of net income) Taxes or other Taxes imposed on net income.

“Indebtedness” means, as of immediately prior to the Effective Time and determined in accordance with GAAP and the Sample Statement, without duplication the amount of all (i) obligations for borrowed money of the Company and its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) obligations, contingent or otherwise, of the Company and its Subsidiaries in respect of any letters of credit or bankers’ acceptances (to the extent drawn), sureties, performance bonds, guaranties, endorsements and other similar obligations, whether secured or not, in respect of the obligations of other Persons,

(iv) obligations (including accrued interest) without duplication under a lease agreement that would be capitalized pursuant to GAAP but excluding any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases unless such breakage costs, prepayment penalties, fees or other similar amounts are due and will be paid at the Closing, and (v) deferred purchase price of property or services, including any earn-outs (other than, in each case, current liabilities incurred in the Ordinary Course of Business to the extent included in the calculation of Net Working Capital). For purposes of calculating Indebtedness, (a) other than in the case of clause (iv) hereof, all interest, prepayment penalties, premiums, fees and expenses (if any) and other amounts which would be payable if Indebtedness were paid in full at the Closing shall be treated as Indebtedness and (b) all PIK instruments (including all interest, prepayment penalties, premiums, fees and expenses relating thereto) shall constitute “Indebtedness”. Notwithstanding the foregoing, no amounts due in respect of the Notes (including any principal, interest or otherwise) shall constitute “Indebtedness” hereunder.

“Information Privacy and Security Laws” means all Laws applicable to the Company or any of its Subsidiaries concerning the privacy and/or security of Personally Identifiable Information, and all regulations promulgated thereunder.

“Intellectual Property” means all United States and non-United States: (i) trade names, trademarks and service marks, domain names, trade dress and all registrations and applications to register any of the foregoing and all goodwill associated therewith (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) works of authorship, copyrights therein and all registrations and applications to register any of the foregoing (collectively, “Copyrights”); and (iv) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” with respect to the Company means the actual (but not constructive or imputed) knowledge after reasonable inquiry of the Persons listed in Schedule 1.1(a) of the Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, writ, directive, ruling, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or any of its Subsidiaries, in each case, as tenant, together with, to the extent leased by the Company or its Subsidiaries, all buildings and other structures, facilities or improvements currently or as of the Closing Date located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“Material Adverse Effect” means any event, change, occurrence or effect that (i) would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby, other than any event, change, occurrence or effect to the extent arising out of or resulting from (A) changes in general economic, financial market, business or geopolitical conditions, (B) general changes or developments in any of the industries in which the Company or its Subsidiaries operate (except to the extent such change had an effect on the Company which is or is reasonably expected to be disproportionate to that on the other participants in the industries in which the Company or its Subsidiaries operate), (C) natural disasters or calamities, (D) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (E) any outbreak or escalation of hostilities or any acts of war or terrorism or (F) the negotiation, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby.

“Merger Consideration” means an amount not less than $0.00 equal to the Closing Merger Consideration, subject to adjustment in accordance with Section 2.11, together with any amounts that may become payable to the Securityholders from the then remaining Escrow Fund and Working Capital Escrow Fund, when and if released, and the Stockholder Representative Expense Holdback Amount as provided in this Agreement.

“Net Working Capital” means an amount (which may be positive or negative) equal to the sum of (i) the current assets (excluding Cash and Income Tax assets) of the Company and its Subsidiaries, taken as a whole, minus (ii) the current liabilities (excluding Indebtedness, Transaction Expenses and Income Tax liabilities) of the Company and its Subsidiaries, taken as a whole, each calculated as of 12:01 a.m., New York time, on the Closing Date in accordance with GAAP, the accounting methodologies and assumptions used in the preparation of the Financial Statements applied historically on a consistent basis across periods and the Sample Statement. Notwithstanding anything in this Agreement or GAAP, Net Working Capital shall not include any current liability (or item that would reduce Net Working Capital) for severance or related costs and expenses (including employer portion of payroll taxes) related to the Company’s Chief Executive Officer.

“Option” means each outstanding option to purchase Shares.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business consistent with past practice.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established by the Company or any of its Subsidiaries in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established by the Company or any of its Subsidiaries in accordance with GAAP, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities and (iv) all Encumbrances listed on Schedule 1.1(b).

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personally Identifiable Information” means information that identifies a person or can be used to identify, contact, or precisely locate a person, such as name, address, telephone numbers, financial account number and/or account information, email address, or government-issued identifier, including without limitation, driver’s license number, social security number or employer tax identification number.

“Purchase Price” means $53,000,000.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, counsel, auditors, advisors, bankers and other representatives of such Person.

“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“Securityholders” means (i) each Stockholder and (ii) each other Person that holds (x) the Amended and Restated Subordinated Promissory Note, dated June 30, 2014, between Overland Solutions, Inc. and New Mountain Partners, L.P. and (y) the Amended and Restated Promissory Note, dated June 30, 2014, between Overland Solutions, Inc. and New Mountain Affiliated Investors, L.P. (collectively, the “Notes”), in each case to the extent such Person is entitled to receive any portion of the Merger Consideration.

“Shares” means the shares of Company Common Stock, including all shares of restricted stock, whether or not vested.

“Software” means applications, operating systems, scripts and other computer programs.

“Stockholder Representative Expense Holdback Amount” means $75,000.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Target Net Working Capital” means $4,200,000.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property (including unclaimed property) and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) any interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i).

“Third Party Software” means Software owned by a third party and licensed to either the Company or one of its Subsidiaries that is used in the Business.

“Transaction Expenses” means, to the extent not paid by the Company, the Stockholders or otherwise prior to the Effective Time, (i) the fees, costs and expenses (including legal, accounting and financial advisory expenses) incurred by the Company or any of its Subsidiaries on or prior to the Closing Date in connection with the transactions contemplated by this Agreement, (ii) the amount of any change of control or transaction bonuses payable to any employees of the Company or its Subsidiaries solely as a result of the transactions contemplated by this Agreement (including any Taxes related thereto), (iii) any brokerage fees payable by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, (iv) 50% of the fees and expenses of the Escrow Agent, (v) 100% of the costs of D&O policy coverage as provided in Section 5.6, (vi) 50% of any Transfer Taxes payable as a result of the consummation of the Merger and the other transactions contemplated by this Agreement, (vii) 50% of all filing fees and other charges for any filing under the HSR Act and (viii) any fees payable under that certain Advisory Agreement, dated as of February 27, 2003, among CPCS Holding Co., CPCS Acquisition Co. and New Mountain Capital, LLC, as may be amended from time to time. Notwithstanding anything in this Agreement or GAAP, Transaction Expenses shall not include any severance amount or related payments (such as employer portion of payroll taxes) or expenses (whether accrued or not) related to the Company’s Chief Executive Officer.

“Working Capital Escrow Amount” means $500,000.

“Working Capital Escrow Fund” means the Working Capital Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any interest or other amounts earned thereon.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

338 Election	5.10(a)
Acquiror	Preamble
Acquiror Indemnified Parties	7.2
Acquisition Engagement	8.19(a)
Affected Employees	5.3(a)
Agreement	Preamble
Applicable Accounting Principles	2.11(a)
Balance Sheet	3.6(a)
Basket Amount	7.5(a)(ii)
Cancelled Shares	2.6(d)
Cap	7.5(a)(i)
Certificate of Merger	2.2(b)
Closing	2.2(a)
Closing Cash	2.11(b)
Closing Date	2.2(a)
Closing Indebtedness	2.11(b)
Closing Net Working Capital	2.11(b)
Closing Transaction Expenses	2.11(b)
Company	Preamble
Company Patents	3.14(a)
Company Registered Copyrights	3.14(a)
Company Registered IP	3.14(a)
Company Registered Marks	3.14(a)
Company Stockholder Approval	3.2(a)
Confidential Information	5.9(b)
Confidentiality Agreement	5.4
Copyrights	1.1
Covenant Date	5.3(a)
D&O Indemnified Liabilities	5.6(a)
D&O Indemnified Parties	5.6(a)
Data Breach	3.23
DGCL	Recitals
Direct Claim Notice	7.4(c)
Disclosure Schedules	Article III
Dissenting Shares	2.7
Effective Time	2.2(b)
Electing Employee	5.8(a)
Election Period	5.8(a)
Employee Plans	3.10(a)
Environmental Laws	3.16(c)(i)
Environmental Permits	3.16(c)(ii)
ERISA	3.10(a)
Estimated Cash	2.11(a)
Estimated Indebtedness	2.11(a)
Estimated Net Working Capital	2.11(a)
Estimated Transaction Expenses	2.11(a)

Definition	Location

Final Closing Statement	2.11(b)
Financial Statements	3.6(a)
Fundamental Representations	7.1(a)
Gibson Dunn	8.19(a)
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)
Independent Accounting Firm	2.11(d)
Interim Financial Statements	3.6(a)
Leases	3.13(b)
Losses	7.2
Majority Holders	2.13(c)
Marks	1.1
Material Contracts	3.17(a)
Merger	Recitals
Merger Sub	Preamble
Net Adjustment Amount	2.11(g)(i)
Notes	1.1
Notice of Claim	7.4(a)
Notice of Disagreement	2.11(c)
Patents	1.1
Payoff Letter	6.2(e)
Permits	3.8(b)
Potential Contributor	7.6
Preliminary Closing Statement	2.11(a)
Protected Information	3.23
RSUs	5.8(a)
Sample Statement	2.11(a)
Stockholder	2.9
Stockholder Indemnified Parties	7.3
Stockholder Representative	2.13(a)
Surviving Corporation	2.1
Termination Agreements	6.2(f)
Third Party Claim	7.4(a)
Trade Secrets	1.1
Transfer Taxes	5.7
WARN Act	3.11(f)

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, Merger Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Merger Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of the Acquiror and (c) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, at 10:00 a.m., New York time, on the date hereof, or at such other place or at such other time or on such other date as the parties mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) As soon as practicable on the Closing Date, the parties shall cause a certificate of merger substantially in the form attached as Exhibit B to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 2.3 Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of the DGCL.

Section 2.4 Certificate of Incorporation and Bylaws. From and after the Effective Time, subject to Section 5.6, (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law.

Section 2.5 Directors; Officers. From and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of the Company serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Acquiror, Merger Sub, the Company or any holder of any Shares or Options or any shares of capital stock of Merger Sub:

(a) each Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive a pro rata portion of the positive difference, if any, between the Merger Consideration (based on the number of Shares issued outstanding as of the Effective Time other than Cancelled Shares), and any amounts payable in respect of the Notes, in cash, without interest;

(b) effective immediately prior to the Effective Time, all outstanding unvested restricted Shares shall fully vest and shall be treated as specified in Section 2.6(a);

(c) each Share that is owned by the Acquiror or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(d) each Share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor (the Shares described in Section 2.6(c) and this Section 2.6(d), collectively, “Cancelled Shares”); and

(e) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.7 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than Cancelled Shares) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration, if any, to which such holder is entitled under Section 2.6 above, and shall only be entitled to such rights as are granted by the DGCL unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his, her or its right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled under Section 2.6 above, without interest. The Company, or after the Closing, the Stockholder Representative shall give the Acquiror (a) reasonably prompt notice of any demands received by such party for appraisal of Shares pursuant to the DGCL or any other notices objecting to the Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company or, after the Closing, the Stockholder Representative, shall not, except with the prior written consent of the Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, such demands.

Section 2.8 Options. The Company shall take all actions necessary (including providing any required notices, exercise periods and/or obtaining any required consents) such that, effective at the Effective Time, each outstanding Option (whether vested or unvested) shall be cancelled without consideration and shall be of no further force and effect.

Section 2.9 Payment for Shares.

(a) Each holder of Shares (each, a “Stockholder”) acknowledges that the amounts due in respect of the Notes are in excess of the Purchase Price and as such, it is anticipated that the entire Merger Consideration shall be delivered to the Securityholders in respect of the Notes (whereupon at the Closing, the Notes shall be cancelled and deemed satisfied and fully discharged, it being agreed that each Securityholder shall continue to have the right to receive thereafter any amounts which may become payable to such Securityholder pursuant to Sections 2.11 and 7.3 and from the Working Capital Escrow Fund, the Escrow Fund and the Stockholder Representative Expense Holdback Amount) and no payments shall be made hereunder with respect to the Shares to any Stockholder except as set forth immediately below. In the event the Closing Merger Consideration or the Merger Consideration (as finally determined following the adjustments described in Section 2.11, and release of any amounts that may become payable to the Securityholders from the Working Capital Escrow Fund, the Escrow Fund and the Stockholder Representative Expense Holdback Amount) exceeds the amounts payable in respect of the Notes, the Stockholder Representative shall make arrangements, reasonably satisfactory to the Acquiror and the Company, to provide for payments to be made to each Stockholder in respect of the Shares as provided in Section 2.6(a), subject to prior receipt from such Stockholder of a customary letter of transmittal and the certificate, if any, evidencing such Shares.

(b) From and after the Effective Time, the holders of certificates representing Shares shall cease to have any rights with respect to Shares represented thereby, except for the right to receive payment (if any) under Section 2.6(a) for their Shares, in cash and without interest, together with any other amounts, if any, provided under Section 2.6 or by applicable Law.

Section 2.10 Closing Payments. At the Closing, the Acquiror will make (or cause to be made) the following payments, in each case by wire transfer of immediately available funds to the account or accounts designated by the payee in writing no later than two Business Days prior to the Closing Date:

(a) to the Escrow Agent for deposit in the respective accounts, the Working Capital Escrow Amount, the Escrow Amount and the Stockholder Representative Expense Holdback Amount;

(b) on behalf of the Company, subject to receipt of customary payoff letters, the amount payable to each counterparty or holder of Indebtedness for borrowed money to the extent and as set forth in the Preliminary Closing Statement in order to fully discharge such Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto;

(c) on behalf of the Company, an amount equal to the Estimated Transaction Expenses, to each Person who is owed a portion thereof as set forth in the Preliminary Closing Statement (provided that in the case of Transaction Expenses consisting of bonuses subject to withholding, such amounts shall be paid to the Company for further distribution to the recipients thereof through the Company’s payroll system and the parties shall cause the Company to make such bonus payments through its payroll system on the Closing Date; provided, further, that the Company shall accrue the amount of all such bonus payments in its accounts as of immediately prior to the Effective Time); and

(d) the Closing Merger Consideration to Securityholders (i) in respect of amounts owed in respect of the Notes as set forth in the Payoff Letter, which shall be in a form reasonably satisfactory to Acquiror and (ii) to the extent any portion of the Closing Merger Consideration remains after payments are made in respect of the Notes, any amounts due pursuant to Section 2.6(a).

Section 2.11 Merger Consideration Adjustments.

(a) At least one Business Day prior to the Closing Date, the Company shall have prepared and delivered to the Acquiror a statement (the “Preliminary Closing Statement”) setting forth (i) a good-faith estimate of the Company’s (A) Net Working Capital (the “Estimated Net Working Capital”), (B) Indebtedness (the “Estimated Indebtedness”), (C) Cash (the “Estimated Cash”) and (D) Transaction Expenses (the “Estimated Transaction Expenses”), each determined as of the Closing Date (and, except for Estimated Transaction Expenses, calculated without giving effect to the transactions contemplated herein), based on the Company’s books and records and other information available at the Closing and (ii) on the basis of the foregoing, a calculation of the Closing Merger Consideration. Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses shall be calculated on a basis consistent with Schedule 2.11 of the Disclosure Schedules and the accounting principles, practices, assumptions, conventions and policies referred to therein (the “Applicable Accounting Principles”). An illustrative example of a Preliminary Closing Statement and calculation of Net Working Capital is set forth in Schedule 2.11 of the Disclosure Schedules (the “Sample Statement”).

(b) Within 90 days after the Closing Date, the Acquiror shall cause to be prepared and delivered to the Stockholder Representative a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the actual (i) Net Working Capital (“Closing Net Working Capital”), (ii) Indebtedness (“Closing Indebtedness”), (iii) Cash (“Closing Cash”) and (iv) Transaction Expenses (“Closing Transaction Expenses”), each determined as of the Closing Date (and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated herein). The Final Closing Statement (i) shall be prepared on a basis consistent with the Applicable Accounting Principles and the Sample Statement and (ii) shall be based exclusively on the facts and circumstances as they exist or are discovered to exist as of the Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring after the Closing. To the extent any actions following the Closing with respect to the accounting books and records of the Company on which the Final Closing Statement and the foregoing calculations are to be based are not consistent with the Company’s past practices, such changes shall not be taken into account in preparing the Final Closing Statement or calculating amounts reflected thereon.

(c) The Final Closing Statement shall become final and binding on the 30th day following delivery thereof, except to the extent that prior to the end of such period the Stockholder Representative, on behalf of the Stockholders, delivers to the Acquiror written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute in reasonable detail as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement. The Stockholder Representative shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.11(d).

(d) During the 20 day period following delivery of a Notice of Disagreement by the Stockholder Representative to the Acquiror, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between the Stockholder Representative and the Acquiror within such 20 day period shall be final and binding with respect to such items, and if the Stockholder Representative and the Acquiror agree in writing on the resolution of each disputed item specified by the Stockholder Representative in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as applicable, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Stockholder Representative and the Acquiror have not resolved all such differences disputed in the Notice of Disagreement by the end of such 20 day period, the Stockholder Representative and the Acquiror shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as applicable, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as applicable. The Independent Accounting Firm shall be McGladrey LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm of national standing as shall be agreed in writing by the Stockholder Representative and the Acquiror. The Acquiror and the Stockholder Representative shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in the Acquiror’s and the Stockholder Representative’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses that are identified as being items and amounts to which the Acquiror and the Stockholder Representative have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and the Sample Statement and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as applicable, shall be based solely on written materials submitted by the Acquiror and the Stockholder Representative (i.e., not on independent review). Each of the Acquiror and the Stockholder Representative shall provide a copy of its submission to the Independent Accounting Firm to the other party. There shall be no hearings or oral examinations, communications, testimony, depositions, discovery or other similar proceedings. The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 8.9. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(e) The costs of any dispute resolution pursuant to this Section 2.11, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Stockholder Representative, on behalf of the Securityholders, and the Acquiror in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(f) The Acquiror and the Company will, and the Acquiror will cause the Surviving Corporation, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.11, to afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, and at their sole cost, to the personnel, properties, books and records of the Company or the Surviving Corporation, as the case may be, and their Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.11, in each case subject to the confidentiality obligations set forth in Section 5.9. Each of the Acquiror, the Company and the Surviving Corporation, as applicable, shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.11; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(g) The Merger Consideration shall be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.11, minus the Estimated Net Working Capital, plus (B) the Estimated Indebtedness, minus the Closing Indebtedness as finally determined pursuant to this Section 2.11, plus (C) the Closing Cash as finally determined pursuant to this Section 2.11, minus the Estimated Cash, plus (D) the Estimated Transaction Expenses, minus the Closing Transaction Expenses as finally determined pursuant to this Section 2.11;

(ii) If the Net Adjustment Amount is positive, the Merger Consideration shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, the Acquiror shall (A) pay the Net Adjustment Amount to the Stockholder Representative within five Business Days of the final determination thereof for delivery to the Securityholders (x) in respect of amounts owed in respect of the Notes and (y) to the extent any amounts remain after payments are made in respect of the Notes, any amounts due pursuant to Section 2.6(a) and (B) deliver written instructions to the Escrow Agent to release the entire Working Capital Escrow Fund to the Stockholder Representative for further distribution to the Securityholders;

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Merger Consideration shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, the Acquiror and the Stockholder Representative shall promptly deliver joint written instructions to the Escrow Agent specifying the Net Adjustment Amount, and directing the Escrow Agent to pay the Net Adjustment Amount within five (5) Business Days out of the Working Capital Escrow Fund to the Acquiror and pay the remaining amounts, if any, in the Working Capital Escrow Fund to the Stockholder Representative for further distribution to the Securityholders, all in accordance with the terms of the Escrow Agreement. To the extent the Working Capital Escrow Fund is insufficient to cover the full Net Adjustment Amount, then the Acquiror and the Stockholder Representative shall deliver joint written instruction to the Escrow Agent to pay the amount of such deficiency to the Acquiror out of the Escrow Fund in accordance with the terms of the Escrow Agreement; and

(iv) If the Net Adjustment Amount is zero, then no payment shall be made with respect thereto by any party to this Agreement.

Section 2.12 Withholding Rights. Each of the Acquiror, the Company, the Surviving Corporation, the Escrow Agent and the Stockholder Representative shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by the Acquiror, the Company, the Surviving Corporation, the Escrow Agent or the Stockholder Representative, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

Section 2.13 Stockholder Representative.

(a) Immediately upon the approval of this Agreement by the requisite vote or written consent of the Stockholders, each Securityholder shall be deemed to have consented to the appointment of New Mountain Partners, L.P. as such Person’s representative and attorney-in-fact (the “Stockholder Representative”), with full power of substitution to act on behalf of the Securityholders to the extent and in the manner set forth in this Agreement. All decisions, actions, consents and instructions by the Stockholder Representative shall be binding upon all of the Securityholders, and no Securityholder shall have the right to object to, dissent from, protest or otherwise contest the same. The Acquiror shall not have the right to object to, dissent from, protest or otherwise contest the authority of the Stockholder Representative. The Acquiror and Merger Sub shall be entitled to rely on any decision, action, consent or instruction of the Stockholder Representative as being the decision, action, consent or instruction of the Securityholders, and the Acquiror and Merger Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction. Each of the Acquiror, Merger Sub and the Surviving Corporation hereby waive, and by their approval of this Agreement, the Securityholders shall be deemed to have waived, any claims they may have or assert, including those that may arise in the future, against the Stockholder Representative for any action or inaction taken or not taken by the Stockholder Representative in connection with such person’s capacity as Stockholder Representative except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute willful misconduct. Any notice or communication delivered by Acquiror, Merger Sub or the Surviving Corporation to the Stockholder Representative shall, as between Acquiror, Merger Sub and the Surviving Corporation, on the one hand, and the Securityholders, on the other hand, be deemed to have been delivered to all Securityholders.

(b) The Stockholder Representative shall have the right to recover from, in its sole discretion, the Stockholder Representative Expense Holdback Amount and upon final release thereof, any remaining Escrow Amount, prior to any distribution to the Securityholders, the Stockholder Representative’s documented reasonable out-of-pocket expenses incurred in the performance of its duties hereunder, including, without limitation, those resulting from the employment of financial advisors, attorneys, auditors and other advisors and agents assisting in the assessment of arbitration, litigation and settlement of any disputes arising under this Agreement. In the event that the funds remaining in respect of the Stockholder Representative Holdback Amount and the Escrow Amount are at any time insufficient to satisfy such amounts, then each Securityholder will be obligated (severally) to pay its pro rata portion of such deficit based upon the portion of the Merger Consideration received by such Securityholder.

(c) The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of the Securityholders at the Effective Time (the “Majority Holders”). In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder

Representative shall be sent to the Acquiror and, after the Effective Time, to the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by the Acquiror and, after the Effective Time, the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Company hereby represents and warrants to the Acquiror and Merger Sub as of the date hereof as follows:

Section 3.1 Organization and Qualification.

(a) Each of the Company and its Subsidiaries is (i) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth in Schedule 3.1(a) of the Disclosure Schedules, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company has heretofore furnished to the Acquiror a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect.

Section 3.2 Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and subject to obtaining approval of the Stockholders representing a majority of the outstanding Shares (“Company Stockholder Approval”) in accordance with Section 5.2, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company. Except for obtaining Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The Board of Directors of the Company, at a meeting thereof duly called and held, (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and (ii) resolved to recommend that the Company’s stockholders approve and adopt this Agreement and the Merger.

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;

(ii) subject to compliance with Section 3.3(b), conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, or loss of benefits under any Contract;

except, in the case of clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that arise as a result of any facts relating to the Acquiror or any of its Affiliates.

(b) Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except (i) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iv) as may be necessary as a result of any facts or circumstances relating to the Acquiror or any of its Affiliates.

(c) No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.4 Capitalization. The Company’s authorized and outstanding capital stock is as set forth in Schedule 3.4 of the Disclosure Schedules. All of the Company’s issued and outstanding capital stock (i) is duly authorized for issuance, validly issued, fully paid and nonassessable, (ii) was not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights and (iii) was issued in compliance with all applicable federal and state securities Laws. All of the Company’s issued and outstanding capital stock is owned of record by the holders and in their respective amounts as set forth on Schedule 3.4 of the Disclosure Schedules. The Shares constitute all of the issued and outstanding capital stock of the Company. Except as set forth on Schedule 3.4 of the Disclosure Schedules, as of immediately prior to the Closing, there are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting, registration or transfer of any of the capital stock of the Company.

Section 3.5 Equity Interests. Except for the Subsidiaries listed in Schedule 3.5 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, any Person. The authorized and outstanding capital stock of each Subsidiary of the Company is as set forth in Schedule 3.5 of the Disclosure Schedules. The issued and outstanding capital stock of each of the Subsidiaries of the Company (i) is duly authorized for issuance, validly issued, fully paid and nonassessable, (ii) was not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights and (iii) was issued in compliance with all applicable federal and state securities Laws. The issued and outstanding capital stock of each of the Subsidiaries of the Company is owned of record by the holders and in their respective amounts as set forth on Schedule 3.5 of the Disclosure Schedules, which is all of the issued and outstanding capital stock of such Subsidiaries. There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of any of the Subsidiaries of the Company or obligating such Subsidiaries to issue or sell any shares of capital stock of, or any other interest in, such Subsidiaries. There are no outstanding contractual obligations of any of the Subsidiaries of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of such Subsidiaries or to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting, registration or transfer of any of the capital stock of any Subsidiaries of the Company.

Section 3.6 Financial Statements; No Undisclosed Liabilities.

(a) Copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2013 and December 31, 2012 and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2014 (the “Balance Sheet”), and the related consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.6(a) of the Disclosure Schedules. Each of the Financial Statements and the Interim Financial Statements (i) has been prepared based on the books and records of the Company and its Subsidiaries (except as may be indicated in the notes thereto), (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. Since December 31, 2012, there has been no change in any accounting policy or practice and no material change in any accounting procedure of the Company or its Subsidiaries, except for such changes described in the Financial Statements or required by Law.

(b) To the Knowledge of the Company, there are no material debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Company or any of its Subsidiaries of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such debts, liabilities or obligations (i) reflected or reserved against on the Interim Financial Statements, the Financial Statements or the notes thereto, (ii) incurred since the date of the Balance Sheet in the Ordinary Course of Business, or (iii) for Taxes.

(c) Except as would not reasonably be expected to be materially adverse to the Company and its Subsidiaries taken as a whole, to the Knowledge of the Company, the Company and its Subsidiaries maintain books and records reflecting their respective assets, liabilities, revenues and expenses, and maintain internal accounting controls and procedures designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that revenues, expenses, accounts, notes and other receivables are recorded as required by GAAP and (iii) regarding policies designed to prevent or timely detect fraudulent acquisition, use or disposition of assets of the Company and its Subsidiaries.

Section 3.7 Absence of Certain Changes or Events. Since the date of the Balance Sheet, (x) the Business has been conducted, in all material respects, in the Ordinary

Course of Business, (y) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect, and (z) neither the Company nor any of its Subsidiaries has:

(a) amended its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issued or sold any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity interests, except in connection with the exercise or vesting of the Options;

(c) declared, set aside, made or paid any non-cash dividends or other non-cash distributions (whether in stock, property or otherwise) with respect to any of its capital stock, except for dividends, distributions or other payments by any direct or indirect wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company;

(d) made or changed any material Tax election or method of Tax accounting;

(e) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock or made any other change with respect to its capital structure;

(f) acquired any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than assets in the Ordinary Course of Business;

(g) except for the Merger, adopted a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company or any of its Subsidiaries;

(h) incurred any indebtedness for borrowed money that will not be discharged at Closing;

(i) authorized, or made any commitment with respect to, any single capital expenditure that was in excess of $20,000 or capital expenditures that were, in the aggregate, in excess of $100,000 for the Company and its Subsidiaries taken as a whole;

(j) failed to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise have expired;

(k) granted or announced any increase in the salaries, bonuses or other benefits payable by the Company or any of its Subsidiaries to any of their employees, other than (i) as required by Law, (ii) pursuant to any plans, programs or agreements then existing or (iii) other ordinary increases in salaries to employees who were not officers that were not inconsistent with the past practices of the Company or such Subsidiary;

(l) instituted any material increase in, or entered into, or terminated or adopted any Employee Plan other than as required by any such existing Employee Plan or by Law or as would not be binding on the Acquiror, the Company or its Subsidiaries;

(m) entered into any transaction or Contract with any stockholder, officer, director or Affiliate of the Company or any of its Subsidiaries;

(n) terminated early any material insurance policies currently maintained by the Company or its Subsidiaries;

(o) terminated early any material Permit;

(p) materially delayed or postponed the payment of accounts payables or accelerated the collection of, or discount, accounts receivables, other than in the Ordinary Course of Business;

(q) initiated or settled any Action;

(r) sold, leased or otherwise disposed of any asset with a value of more than $20,000 individually or $100,000 in the aggregate;

(s) made any change in any method of accounting or accounting practice or policy, except as required by applicable Law or the Applicable Accounting Principles; or

(t) committed to do any of the foregoing.

Section 3.8 Compliance with Law; Permits; Regulatory Filings.

(a) To the Knowledge of the Company, each of the Company and its Subsidiaries is and has been in compliance for the prior three (3) years from the date of this Agreement in all material respects with all Laws applicable to it. To the Knowledge of the Company, the Company has not received any written communication that alleges that the Company is, or may be, in violation of, or has any material liability under, any applicable Law.

(b) Each of the Company and its Subsidiaries is in possession of all material: permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits”). Schedule 3.8(b) of the Disclosure Schedules sets forth a true and complete list of the Permits. Since January 1, 2011, the Company has not received any citation, suspension, revocation, limitation, warning or similar notice issued by any Governmental Authority with respect to its business, activities, conduct or operations or Permits that has not been resolved to the Governmental Authority’s satisfaction or is not in the process of resolution.

(c) The Company has filed all reports, statements, documents, registrations, filings or submissions required by Law to be filed by them with any Governmental Authority, and except for those the absence of which would not have a Material Adverse Effect. All such registrations, filings and submissions were in compliance in all material respects with applicable Law when filed or as amended or supplemented, and, to the Knowledge of the Company, no material deficiencies have been asserted by any Governmental Authority with respect to such registrations, filings or submissions that have not been satisfied.

(d) Without limiting the generality of the foregoing, the Company and the Subsidiaries are and have been in compliance with the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78m and 15 U.S.C. § 78dd-1 et seq.), and analogous applicable Laws and regulations of all other jurisdictions in which they conduct business pertaining to improper payments to government officials and the related books and records provisions of such Laws and regulations.

Section 3.9 Litigation. As of the date hereof and except as set forth on Schedule 3.9 of the Disclosure Schedules, there is no Action by or against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened in writing that would, individually or in the aggregate, reasonably be expected to materially affect the Business, or would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. Neither the Company nor any of its Subsidiaries has waived, agreed to waive or consented to the tolling of any statute of limitations in any material Action. Neither the Company nor any of its Subsidiaries has waived or agreed to waive any monetary or non-monetary obligations required to be performed (or otherwise complied with) in connection with any Action for the benefit of the Company after the Closing Date, which waiver would reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. There is no Action which the Company or any of its Subsidiaries currently intends to initiate, commence or file.

Section 3.10 Employee Benefit Plans.

(a) Schedule 3.10(a) of the Disclosure Schedules sets forth a list of all material Employee Plans. For purposes hereof, “Employee Plans” means (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or required to be contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary or under which the Company has any liability contingent or otherwise and (ii) all employment, termination, severance or other Contracts, agreements or arrangements, pursuant to which the Company or any Subsidiary currently has any obligation with respect to any current or former employee, officer or director of the Company or any of its Subsidiaries. The Company has made available to the Acquiror a true and complete copy of each Employee Plan and all current summary plan descriptions and the most recent determination letter from the IRS with respect to any Employee Plan.

(b) Each Employee Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA and the Code. Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under any Employee Plan and is not in default under or in violation of any Employee Plan and no Action (other than claims for benefits in the Ordinary Course of Business) is pending or, to the Knowledge of the Company, threatened in writing with respect to any Employee Plan by any current or former employee, officer or director of the Company or any of its Subsidiaries.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust.

(d) No Employee Plan is subject to Title IV of ERISA or Section 412 of the Code, is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or provides post-termination welfare benefits except to the extent required by Section 4980B of the Code or any similar Law. The Company and its Subsidiaries have no direct or contingent liability with respect to any plan that is: (i) subject to Title IV of ERISA, (ii) a “multiemployer plan” or (iii) which provides post-termination welfare benefits (including, without limitation, by virtue of the ERISA Affiliate status of any entity that sponsors or contributes to any such plan).

(e) Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is a party to any Contract that could, alone or in combination with any other payments, events or occurrences, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(f) To the Knowledge of the Company, each Employee Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Employee Plan is subject to tax under Section 409A of the Code.

(g) Except as would not reasonably be expected to result in a Material Adverse Effect, each of the Company and each ERISA Affiliate has, for purposes of each Employee Plan and for all other purposes, correctly classified all individuals performing services for the Company or its Subsidiaries as common law employees, leased employees, independent contractors or agents, as applicable.

(h) There are no material unfunded pension benefits or deferred compensation (as defined in Section 409A of the Code) liabilities of the Company or any of its Subsidiaries under any Employee Plan.

Section 3.11 Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining contract that pertains to employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, (1) there are no organizing activities or collective bargaining arrangements that would affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries, (2) there are no Actions which involve the labor or employment relations of the Company or any of its Subsidiaries; and (3) to the Knowledge of the Company, there are no organization campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit at any Company location, requests for representation, pickets, lockets, strikes, work slowdowns or work stoppages pending or threatened by or with respect to any employees of the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Other than as set forth in Schedule 3.11(b) of the Disclosure Schedule, all common law and statutory employees have been fully paid in all material respects all wages and benefits owed under any federal, state, and local Law, including overtime, vested or pro-rated bonuses, benefits currently payable to employees or former employees such as vacation or paid time off, and any other compensation for work and services performed for the Company or any of its Subsidiaries through the Closing Date.

(c) To the Knowledge of the Company there are no past, pending or threatened audits, investigations or other claims by any Governmental Authority concerning the employee status of any independent contractor of the Company or any of its Subsidiaries, and except as otherwise disclosed in Schedule 3.11(c) of the Disclosure Schedules, no other Governmental Authority has in the past three (3) years determined that any independent contractor who performs or performed services for the Company or any of its Subsidiaries is or was a misclassified employee. Other than as set forth on Schedule 3.11(c), there are no pending, or to the Knowledge of the Company, threatened claims by any current or former individuals who have been or are classified by the Company as independent contractors concerning their eligibility for benefits under any Employee Plan.

(d) To the Knowledge of the Company, there are no employment-related claims, lawsuits, charges, actions, investigations, or proceedings filed or threatened against the Company or any of its Subsidiaries by any employee or former employee or any individuals who have been or are classified by the Company as independent contractors or pending before the United States Equal Employment Opportunity Commission, any court, forum, or any other Governmental Authority.

(e) No senior management employee of the Company or any of its Subsidiaries has been given notice, or has given notice, that he or she intends to terminate the employment relationship, whether as a result of the transactions contemplated by this Agreement or otherwise.

(f) Neither the Company nor any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” as defined by the federal Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or any similar local, state or foreign Law requiring notice to employees, affecting any site of employment or facility of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient to trigger application of any state, local or foreign Law or regulation similar to the federal WARN Act, including triggering application by a rolling “employment loss” (as defined in the WARN Act), with respect to which the Company or any Subsidiary has an unsatisfied liability.

Section 3.12 Insurance. Schedule 3.12 of the Disclosure Schedules sets forth a true and complete list of all insurance policies in force with respect to the Company and its Subsidiaries. All such policies are in full force and effect and, to the Knowledge of the Company, shall remain in effect following the Closing without material change and all premiums due and payable in respect thereof have been fully accrued for or paid. Since the respective dates of such policies, no notice of cancellation, termination or non-renewal with respect to, or notice of disallowance or denial of any claim under, any such policy has been received by the Company or any Subsidiary thereof. There are no outstanding unpaid and overdue premiums under such policies. There are no claims pending under such policies.

Section 3.13 Real Property.

(a) None of the Company or any of its Subsidiaries owns any real property.

(b) Schedule 3.13(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company or its Subsidiaries have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the written leases for the Leased Real Property (the “Leases”) in respect of the Leased Real Property are in full force and effect, neither the Company nor any of its Subsidiaries has received any written notice of a breach of default thereunder, and to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder, except for any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect. Each of the Leases has been previously delivered to the Acquiror. The Company and its Subsidiaries have not subleased any Leased Real Property. The Leased Real Property is not subject to any material licenses, concessions, leases or tenancies. All rent, additional rent and other charges due under the Leases will be paid in full through the Closing Date. To the Company’s Knowledge, there are no defaults on the part of any landlord of the Company and its Subsidiaries under the Leases. The Company and its Subsidiaries have performed all of the obligations on their part to be performed under the Leases. The Company has not received any claims by any landlord against the Company and its Subsidiaries under the Leases. There are no rent concessions, abatements, or contributions owed to the Company and its Subsidiaries under the Leases. No written consent of any landlord under the Leases is required or necessary in order to consummate the transactions contemplated by this Agreement except as otherwise provided on the Schedule 3.13(b) of the Disclosure Schedules.

(c) None of the Company or any of its Subsidiaries have received written notice that the use or occupancy of the Leased Real Property violates any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any permits necessary to the current use thereof have not been obtained.

(d) There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings with respect to any portion of the Leased Real Property. There are no actual or, to the Knowledge of the Company, threatened or imminent changes in the present zoning of any Leased Real Property or any part thereof or any restrictions, limitations or regulations issued, or, to the Knowledge of the Company, proposed or under consideration by any Government Authority having or asserting jurisdiction over the Leased Real Property.

Section 3.14 Intellectual Property.

(a) Schedule 3.14(a)(i) of the Disclosure Schedules sets forth an accurate and complete list of all registered and applied-for Marks owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Marks”), Schedule 3.14(a)(ii) of the Disclosure Schedules sets forth an accurate and complete list of all issued and applied-for Patents owned by the Company or any of its Subsidiaries (collectively, the “Company Patents”) and Schedule 3.14(a)(iii) of the Disclosure Schedules sets forth an accurate and complete list of all registered and applied-for Copyrights owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Copyrights” and, together with the Company Registered Marks and the Company Patents, the “Company Registered IP”). No Company Registered IP is involved in any interference, reissue, reexamination, opposition or cancellation proceeding.

(b) There are no facts that, to the Knowledge of the Company, leads the Company to believe that any of the Company Patents were not prosecuted, or any of the Company Patents are not being prosecuted, in compliance with 37 C.F.R. §1.56.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all material Trade Secrets of the Company, including requiring that all employees and independent contractors enter into confidentiality agreements in the Company’s standard forms.

(d) All tangible materials embodying Intellectual Property that the Company or any of its Subsidiaries are using in the conduct of their respective businesses as currently conducted are owned by the Company or such Subsidiary or have been licensed to the Company or such Subsidiary by the third party from which the Company or such Subsidiary obtained such materials.

(e) To the Knowledge of the Company, (i) the Closing will not impair the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to any of them, or require the payment of any royalty or license or other fees that the Company or any of its Subsidiaries would not owe but for the occurrence of the Closing, (ii) none of the agreements entered into by the Company or any of its Subsidiaries relating to Intellectual Property owned by any third party (excluding commercially available off-the-shelf license agreements licensed for an aggregate fee of $100,000 or less) require such third party to consent to the Closing or to any of the transactions contemplated by this Agreement, and (iii)

neither the Company nor its Subsidiaries jointly own, with any Person other than the Company or its Subsidiaries, any Company Registered IP or any other material Intellectual Property owned by the Company or its Subsidiaries.

(f) None of the products or services distributed, sold or offered by the Company or any of its Subsidiaries, nor any technology or materials used in connection therewith, infringes upon or misappropriates any Intellectual Property of any third party and the Company has not received within the prior 12 months any written notice asserting that any such infringement or misappropriation has occurred. To the Knowledge of the Company, no third party is misappropriating or infringing any material Intellectual Property owned by the Company or any of its Subsidiaries.

(g) Except as would not reasonably be expected to have a Material Adverse Effect, all who have participated in the authorship, creation or development of any Intellectual Property purported to be owned by the Company or any of its Subsidiaries have executed and delivered to the Company or its Subsidiaries an agreement assigning or agreeing to assign to the Company or its Subsidiaries all such person’s right, title and interest in such Intellectual Property. Neither the Company nor any of its Subsidiaries has received written notice from any such person claiming to have an ownership interest in any of such Intellectual Property.

(h) Schedule 3.14(h) of the Disclosure Schedules identifies the material Third Party Software that is necessary or used by the Company or any of its Subsidiaries to conduct the Business, including (i) the Third Party Software that is licensed to the Company or any of its Subsidiaries; and (ii) the Third Party Software that is (x) licensed to any of its Affiliates on an enterprise basis by a third party, (y) readily available in the commercial market (so-called “off the shelf” software), or (z) distributed under an open source license, in each case, licensed for an aggregate fee of more than $100,000. The Company and its Subsidiaries are in compliance with the terms of all licenses governing Third Party Software except for such non-compliances (1) that do not impact the proprietary nature of the products or services of the Company or any of its Subsidiaries or (2) as would not reasonably be expected to have a Material Adverse Effect. None of the products sold by the Company or any of its Subsidiaries includes Software that is required to be disclosed or distributed in source code form, be licensed for the purpose of making derivative works or be redistributable at no or minimal charge as a result of any use, modification or distribution of any Third Party Software.

(i) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute a breach of any instrument or agreement governing any Third Party Software or Intellectual Property owned by third parties; (ii) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any rights in Third Party Software or Intellectual Property owned by third parties; or (iii) otherwise impair the right of the Company or any of its Subsidiaries, following the Closing, to use or otherwise exploit, assert or enforce any Third Party Software or Intellectual Property owned by third parties, in each case except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.15 Taxes.

(a) Each of the Company and its Subsidiaries has timely filed all Returns in respect of Income Taxes and all other material Returns that it was required to file. All such Returns are true, complete and correct in all material respects and were prepared in substantial compliance with applicable Laws. None of the Company or any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Return that has not been filed.

(b) Each of the Company and its Subsidiaries has (i) timely paid all Taxes shown as due on any Return and all other material Taxes due; and (ii) withheld and paid over all material federal, state, local and foreign Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. To the Knowledge of the Company, no claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or any Subsidiary thereof is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries.

(c) The Company has no Knowledge that any Governmental Authority will assess any additional Taxes for any period for which Returns have been filed. No administrative or judicial Tax proceedings are pending or being contested with respect to the Company or any of its Subsidiaries, and none of the Company nor any of its Subsidiaries has received any notice of a Tax audit or other review, request for information related to Taxes, or deficiency or proposed adjustment for any amount of Tax. Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax which waiver or extension is currently in effect. No issues have been raised by the relevant Governmental Authority in any completed audit or examination of the Company or any of its Subsidiaries that are reasonably expected to result in a liability on the part of the Company for a material amount of Taxes after the Closing.

(d) Neither the Company nor any of its Subsidiaries has any material liability for unpaid Taxes as of the dates of the Financial Statements that has not been properly reflected in the Financial Statements in conformity with GAAP.

(e) The Company has delivered to the Acquiror copies of all federal, state and local Returns with respect to Income Taxes and all other material Returns filed with respect to the Company and its Subsidiaries for taxable periods ended 2011 through 2013, and copies of all Tax audit or examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2011.

(f) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a Tax period prior to the Closing; (ii) closing agreement as defined in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign tax law) executed on or prior to the Closing; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; and (vi) an election under Section 108(i) of the Code.

(g) Neither the Company nor any of its Subsidiaries has been a party to a transaction that is a “listed transaction,” as such term is defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Return (other than a group the common parent of which is the Company). None of the Company nor any of its Subsidiaries has (i) any liability for the Taxes of any Person (other than Taxes of the Company or any of its Subsidiaries) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (B) as a transferee or successor or (C) by Contract, or (ii) been a party to, or bound by, any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(i) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, nor had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(j) Neither the Company nor any of its Subsidiaries is, nor has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) Neither the Company nor any of its Subsidiaries owns any debt or equity interest in any other Person other than stock of the Subsidiaries of the Company.

(l) Neither the Company nor any of its Subsidiaries (i) was formed outside the United States, (ii) has ever had a permanent establishment or an office or fixed place of business in a country other than the United States, nor (iii) is, or ever was, subject to taxation by a jurisdiction other than the United States, and relevant state and local jurisdictions within the United States.

Section 3.16 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits and (ii) there are no written claims alleging violation of or liability pursuant to any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries.

(b) The representations and warranties contained in this Section 3.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the Company or its Subsidiaries.

(c) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws of any Governmental Authority in effect as of the date hereof relating to protection of the environment; and

(ii) “Environmental Permits” means all Permits required under any Environmental Law for the operation of the Business.

Section 3.17 Material Contracts.

(a) Schedule 3.17 of the Disclosure Schedules lists each of the following Contracts of the Company and its Subsidiaries (such contracts and agreements as described or required to be listed in this Section 3.17(a) being “Material Contracts”) true and complete copies of which, including all amendments thereto, have been provided to the Acquiror:

(i) all Contracts with customers or clients that provided for payment or receipt by the Company or any of its Subsidiaries of more than $750,000 in 2013 or projected for such payment or receipt in 2014;

(ii) all Contracts with vendors that provide for payment or receipt by the Company or any of its Subsidiaries of more than $150,000 in 2013 or projected for such payment or receipt in 2014;

(iii) all Contracts under which the Company or any of its Subsidiaries granted a license to use any of their respective Intellectual Property;

(iv) all Contracts under which the Company or any of its Subsidiaries agreed to indemnify a third party in respect of claims for infringement or misappropriation of Intellectual Property;

(v) all Contracts relating to indebtedness for borrowed money;

(vi) all Contracts that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii) all Contracts that are a lease or sublease of real property or interests in real property used in the business of the Company or any of its Subsidiaries;

(viii) all Contracts that are entered into with any Governmental Authority;

(ix) all employment, severance, change in control and offer Contracts between the Company or any of its Subsidiaries and any employee or independent contractor (other than an offer letter or employment agreement that is terminable at will by the Company or any of its Subsidiaries both without any penalty and without any obligation of the Company and any of its Subsidiaries) to pay severance in excess of $50,000;

(x) all Contracts that relate to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property, other than (1) confidentiality agreements, (2) employment agreements, (3) consulting or advisory agreements, and (4) license agreements for off-the-shelf software licensed for an aggregate fee of not more than $50,000, in each case entered into in the Ordinary Course of Business;

(xi) all material joint venture, partnership or similar agreements or arrangements; and

(xii) any other Contract that is material to the Company and its Subsidiaries, taken as a whole.

(b) Each Material Contract (i) is valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect, except in each case as would not, individually or in the aggregate, reasonably be expected to materially affect the Business, and (ii) shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Schedule 3.3(a) of the Disclosure Schedules are not obtained, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as a result of any facts relating to the Acquiror or any of its Affiliates. None of the Company or any of its Subsidiaries is in breach of, or default under, in any material respect, any Material Contract to which it is a party.

Section 3.18 Brokers. Schedule 3.18 of the Disclosure Schedules sets forth a true and complete list of all brokers, finders or investment bankers entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.19 Exclusivity of Representations and Warranties. Neither the Company nor any other of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company or its Subsidiaries (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company and its Subsidiaries), except as expressly set forth in this Article III, and the Company hereby disclaims any such other representations or warranties.

Section 3.20 Accounts Receivable. Other than as would not reasonably be expected to materially affect the Company or any of its Subsidiaries, the accounts receivable reflected on the Financial Statements and Interim Financial Statements and the accounts receivable arising after the date thereof (i) arose from bona fide sales transactions in the Ordinary Course of Business, (ii) are, to the Knowledge of the Company, legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms (except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity), (iii) are not, to the Knowledge of the Company, subject to any Action or valid set-off or counterclaim by the debtor, and (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. As of the date hereof, neither the Company nor any of its Subsidiaries has received any material written notice from any account debtor regarding any dispute over any of the accounts receivable. To the Knowledge of the Company, none of the accounts receivable constitutes duplicate billings of other accounts receivable. There are no security arrangements or collateral securing the repayment or other satisfaction of the accounts receivable.

Section 3.21 Affiliate Transactions. Except as set forth on Schedule 3.21 of the Disclosure Schedules:

(a) no (i) stockholder, employee, officer or director of the Company or its Subsidiaries, (ii) Affiliate of the Company or any of its Subsidiaries, and (iii) to the Knowledge of the Company, “associate” or member of the “immediate family” of any stockholder, officer or director of the Company or any of its Subsidiaries, is indebted to the Company or its Subsidiaries and neither the Company nor its Subsidiaries is indebted or is committed to make loans or extend or guarantee credit to any of the foregoing Persons; and

(b) except in connection with their employment with the Company, no stockholder, officer, director or other Affiliate of the Company or its Subsidiaries, and to the Knowledge of the Company, no “associate” or member of the “immediate family” of any stockholder, officer or director has any material interest in any material asset used or held for use by, the Company or its Subsidiaries and, to the Knowledge of the Company, no employee or “associate” or member of the “immediate family” of any employee has any interest in any material asset used or held for use by, the Company or its Subsidiaries.

For purposes of this Section 3.21, the terms “associate” and “immediate family” shall have the meanings ascribed to such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities and Exchange Act of 1934, as amended. Schedule 3.21 of the Disclosure Schedules sets forth all outstanding transactions, business dealings, Contracts, any other arrangements between the Company or any of its Subsidiaries, on the one hand, and any of the Stockholders or any of their respective Affiliates, on the other hand, but not including, for the avoidance of doubt, any Contract or other arrangement between the Company and any of its employees, directors or officers made in their capacities as such and not including any transaction, business dealing, Contract or other arrangement that is the result of an arm’s length negotiation and is on arm’s length terms.

Section 3.22 Customers and Suppliers. Schedule 3.22 of the Disclosure Schedules sets forth the 20 largest customers of the Company and its Subsidiaries and the 20 largest suppliers to the Company and its Subsidiaries (each as determined by monetary value) for the 12-month periods ended December 31, 2012 and December 31, 2013. To the Knowledge of the Company, within the preceding 12 months, no customer or supplier listed on Schedule 3.22 of the Disclosure Schedules has: (a) threatened to cancel or otherwise terminate, or intends to cancel or otherwise terminate, any relationships of such Person with the Company or its Subsidiaries, (b) decreased materially or threatened to stop, decrease or limit materially, or intends to modify materially its relationships with the Company or its Subsidiaries, or (c) intends to refuse to pay any amount due to the Company or its Subsidiaries or seek to exercise any remedy against the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has within the past 12 months been engaged in any material dispute with any such customer or supplier. To the Knowledge of the Company without discussions with, or inquiry of, any of the customers or suppliers set forth in Schedule 3.22 of the Disclosure Schedules, the acquisition by the Acquiror of the Company and its Subsidiaries and the consummation of the transactions contemplated in this Agreement will not materially affect in a negative way the relationship of the Company or any of its Subsidiaries with any such customer or supplier.

Section 3.23 Information Privacy and Security. The collection, use, analysis, disclosure, retention, storage and dissemination of Personally Identifiable Information by the Company and its Subsidiaries in their business as presently conducted materially complies with, and does not violate in any material respect, and as previously conducted materially complied with and did not violate in any material respect: (a) any Information Privacy and Security Laws in the states in which they operate or have operated, or (b) any privacy policies or terms of use presently applicable to the business of the Company or its Subsidiaries and to which they are bound, including those applicable to the use, storage and dissemination of Personally Identifiable Information. Except as would not reasonably be expected to have a Material Adverse Effect, all employees, contractors or other personnel who have access to (i) Personally Identifiable Information or (ii) confidential information, the disclosure of which would reasonably be expected to materially impair its business (collectively, “Protected Information”) have executed and delivered the form of Confidentiality, Nondisclosure and Covenant Not to Solicit Agreement (which shall include a Confidentiality Agreement addendum) and have received copies of the Company’s privacy and security policies governing all such Protected Information. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has made or suffered, with respect to its business, any unauthorized acquisition, access, use or disclosure (“Data Breach”) of any Protected Information, which Data Breach(es), individually or in the aggregate, materially compromises the security or privacy of such Protected Information or otherwise acted in a manner that would trigger a notification or reporting requirement, or any civil, criminal or regulatory liability, under any Information Privacy and Security Laws. To the Knowledge of the Company, the Company and its Subsidiaries have complied, in all material respects, with any such notification or reporting requirement that is applicable to them.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE ACQUIROR AND SUB

The Acquiror and Merger Sub hereby represent and warrant to the Company as of the date hereof as follows:

Section 4.1 Organization and Qualification.

(a) The Acquiror is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Acquiror and Merger Sub (i) has all necessary organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b) The Acquiror has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation or formation, bylaws and/or limited liability company agreement, as applicable, each as amended to date, of the Acquiror and of Merger Sub. Such organizational documents are in full force and effect.

Section 4.2 Authority. Each of the Acquiror and Merger Sub has full organizational power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Acquiror and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Acquiror and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors or Managers, as the case may be, of the Acquiror and Merger Sub and by the Acquiror as the sole stockholder of Merger Sub. No other organizational proceedings on the part of the Acquiror or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Acquiror or Merger Sub will be a party will have been, duly executed and delivered by the Acquiror and Merger Sub, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Acquiror or Merger Sub will be a party will constitute, the legal, valid and binding obligations of the Acquiror and Merger Sub, as applicable, enforceable against the Acquiror and Merger Sub, as applicable, in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each of the Acquiror and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of the Acquiror or Merger Sub;

(ii) conflict with or violate any Law applicable to the Acquiror or Merger Sub or by which any property or asset of the Acquiror or Merger Sub is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, or loss of benefits under, any Contract to which the Acquiror or Merger Sub is a party;

except, in the case of clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect or that arise as a result of any facts relating to the Company or any of its Affiliates.

(b) Neither the Acquiror nor Merger Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Acquiror and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Acquiror or Merger Sub, except (i) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect or (iv) as may be necessary as a result of any facts or circumstances relating to the Company or any of its Affiliates.

Section 4.4 No Prior Activities. Except for obligations incurred in connection with its organization and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

Section 4.5 Financing. The Acquiror has and will have at the Closing sufficient funds to permit the Acquiror or Merger Sub to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger, and to pay all related fees and expenses and to otherwise pay the Merger Consideration when due. Notwithstanding anything to the contrary contained herein, the Acquiror and Merger Sub acknowledge and agree that their obligations to effect the Merger are not contingent on the ability to obtain any third-party financing.

Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Acquiror or Merger Sub.

Section 4.7 Acquiror’s Investigation and Reliance. The Acquiror is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and its Subsidiaries and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Acquiror together with expert advisors, including legal counsel, that it has engaged for such purpose. The Acquiror and its

Representatives have been provided with reasonable access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and its Subsidiaries and other information that they have reasonably requested in connection with their investigation of the Company and its Subsidiaries and the transactions contemplated hereby. Neither the Company nor any of its Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Company contained herein or made available in connection with the Acquiror’s investigation of the Company, except as expressly set forth in this Agreement, and, absent fraud, the Company and its Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. The Acquiror has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Affiliates or Representatives, except as expressly set forth in Article III. Except as expressly set forth in this Agreement, neither the Company nor any of its Affiliates or Representatives shall have any liability to the Acquiror or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Acquiror, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement. Neither the Company nor any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and its Subsidiaries.

ARTICLE V

COVENANTS

Section 5.1 Covenants Regarding Information. In order to facilitate the resolution of any claims made against or incurred by the Stockholders (as they relate to the Company and its Subsidiaries), for a period of seven years after the Closing or, if shorter, the applicable period specified in the Company’s document retention policy, the Company shall (i) retain the books and records relating to the Company and its Subsidiaries relating to periods prior to the Closing and (ii) afford the Stockholder Representative reasonable access (including the right to make, at its expense, photocopies), during normal business hours, to such books and records; provided, however, that the Company shall notify the Stockholder Representative in writing at least thirty (30) days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Stockholder Representative the opportunity to copy such books and records in accordance with this Section 5.1; provided, however, that any such access or furnishing of information shall be conducted under the supervision of the Company’s Representatives and in such a manner as not unreasonably to interfere with the normal operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to the Stockholder Representative or its Representatives if such disclosure would, in the written opinion of its counsel, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws.

Section 5.2 Company Stockholder Approval. Upon the execution and delivery of this Agreement, the Company shall deliver, no later than 5:00 p.m. New York time, to the Acquiror, in accordance with Sections 228 and 251(c) of the DGCL and the Company’s certificate of incorporation and bylaws, a written consent from the Stockholders irrevocably adopting and approving this Agreement and the transactions contemplated hereby including the Merger, which written consent shall be sufficient to constitute the Company Stockholder Approval.

Section 5.3 Employee Benefits.

(a) The Acquiror shall provide, or cause to be provided, to the employees (the “Affected Employees”) or former employees (presently entitled to benefits) of the Company and its Subsidiaries, through December 31, 2014 (the “Covenant Date”), compensation and employee benefits (including under the Employee Plans) that in the aggregate are comparable or superior to those currently provided by the Company and its Subsidiaries to their employees. For the avoidance of doubt nothing above shall prevent the Acquiror from (x) providing compensation and employee benefits to the Affected Employees after the Covenant Date that may or may not be similar as those currently provided by the Company and its Subsidiaries to the Affected Employees or (y) notifying any or all Affected Employees of changes to such compensation or benefits prior to the Covenant Date, as long as such change(s) are effective only after the Covenant Date. To the extent included as accruals in the Final Closing Statement and for accruals through the Covenant Date on the same basis as in effect immediately before the Closing Date, and to the extent such Affected Employee remains eligible to receive such amount under the applicable criteria for bonus eligibility as in effect immediately before the Closing Date, the Acquiror shall cause 2014 bonuses to each eligible Affected Employee to be paid out to such Affected Employee in the normal course according to the applicable payroll practices of the Company; provided that nothing in this clause shall require any bonus amount to be paid in excess of the sum of such accrued amounts in the Final Closing Statement and additional accruals after the Closing Date through the Covenant Date as provided herein.

(b) The Acquiror shall, or shall cause the Surviving Corporation to, honor all unused vacation, holiday, sickness and personal days accrued by the employees of the Company and its Subsidiaries for the year in which the Effective Time occurs under the policies and practices of the Company and its Subsidiaries. In the event of any change in the welfare benefits provided to any employee of the Company or any of its Subsidiaries under any plan, the Acquiror shall use its commercially reasonable efforts to, or shall use its commercially reasonable efforts to cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees or former employees (presently entitled to benefits) of the Company and its Subsidiaries, and their covered dependents under such plan (except to the extent that such conditions, exclusions or waiting periods would apply under the Company’s or such Subsidiary’s then existing plans absent any change in such welfare coverage plan) and (ii) provide each Affected Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan. The Acquiror shall, or shall cause the Surviving Corporation to, provide each Affected Employee with vesting and eligibility credit and credit for purposes of level of benefits for all service with the Company and its Affiliates under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate, except to the extent that it would result in a duplication of benefits with respect to the same period of services. Notwithstanding anything to the contrary, the Acquiror shall not be required to provide vesting credit under any equity or equity incentive plans of the Acquiror or any Affiliate of the Acquiror for any service completed with the Company or its Affiliates prior to the Closing.

(c) Nothing in this Section 5.3 or elsewhere in this Agreement shall create a Contract for employment or services or require the Acquiror or the Surviving Corporation to continue any specific employee benefit plans. No provision of this Agreement shall create any third party beneficiary rights in any Affected Employee, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Affected Employee by Acquiror or under any benefit plan which Acquiror may maintain. Nothing in this Section 5.3 or elsewhere in this Agreement, express or implied, shall be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of the Acquiror or the Surviving Corporation to amend, modify or terminate any such employee benefit plan.

Section 5.4 Confidentiality Agreement. The parties hereto agree that the confidentiality agreement dated June 2, 2014, between the Acquiror and the Company (the “Confidentiality Agreement”), shall terminate in its entirety upon the Closing.

Section 5.5 Public Announcements. No party hereto shall issue any press release or make any other public statement with respect to the transactions contemplated hereby, except as and to the extent any such party shall be required by applicable Law or stock exchange regulation, in which case such party shall allow the other party reasonable time to comment on such release or announcement and the parties hereto shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.

Section 5.6 Directors’ and Officers’ Indemnification.

(a) The Acquiror shall cause the Surviving Corporation and its Subsidiaries to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any of its Subsidiaries (the “D&O Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) arising out of or relating to any threatened or actual Action based in whole or in part on or arising out of or relating in whole or in part to the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date (the “D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or relating to this Agreement or the transactions contemplated hereby, in each case to the full extent (but only to such extent) the Company or its Subsidiaries, as applicable, is permitted under the Laws of the state of its jurisdiction of incorporation to indemnify its own directors or officers (and the Acquiror shall, or shall cause the Surviving Corporation and its Subsidiaries to, pay expenses in advance of the final disposition of any such action or proceeding to each D&O Indemnified Party to the extent permitted by the Laws of the Company or its Subsidiaries’ jurisdiction of incorporation, as applicable, upon receipt from the insured party for whom expenses are paid of any undertaking to repay such amounts required under applicable Law). The parties hereto agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any such action or suit, existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date, shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made within such period shall continue until the disposition of such D&O Indemnified Liabilities.

(b) For a period of six years from the Closing Date, the Acquiror shall cause the Surviving Corporation and its Subsidiaries to maintain, if available, officers’ and directors’ liability insurance covering the persons who are presently covered by their officers’ and directors’ liability insurance policies with respect to actions and omissions occurring prior to the Closing Date, providing coverage not less favorable than provided by such insurance of the Company and its Subsidiaries in effect on the date hereof.

(c) The Acquiror covenants, for itself and its successors and assigns, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and its Subsidiaries, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise).

(d) The Surviving Corporation shall not take any action directly or indirectly to disaffirm or adversely affect the provisions of the articles of organization and bylaws, except that the parties agree that the organizational documents of the Surviving Corporation shall be as set forth pursuant to Section 2.4.

Section 5.7 Transfer Taxes. The Acquiror on the one hand and the Securityholders on the other hand shall be responsible for and shall each indemnify the other for 50% of any and all sales, use, value-added, transfer, stamp, registration, documentary, excise, real property transfer, mortgage, recordation and similar Taxes incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). The Acquiror and the Stockholder Representative agree to timely sign and deliver certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes. The Securityholders’ liability for Transfer Taxes pursuant to this Section 5.7 shall be reduced by any amount of Transfer Taxes treated as Transaction Expenses.

Section 5.8 Restricted Stock Units.

(a) Within thirty (30) days following the Closing (the “Election Period”) or as soon as practicable thereafter, the Acquiror shall grant to certain employees of the Company or its Subsidiaries who are employees as of immediately prior to the Closing (each, an “Electing Employee”), time-vested restricted stock units of the Acquiror (“RSUs”) with a value of $2,300,000 in the aggregate, in such individual amounts to each employee as the Acquiror shall determine; provided that such Electing Employee has executed and delivered to the Acquiror within the Election Period a letter agreement, in form and substance satisfactory to the Acquiror, amending his or her existing employment and severance arrangements, if any, to terminate on October 24, 2017 (if not earlier by their terms).

(b) The Acquiror shall reserve performance-based RSUs with a value of $500,000 in the aggregate for issuance to certain employees of the Company or its Subsidiaries who are employees as of immediately prior to the Closing, in such individual amounts to such employees as the Acquiror shall allocate, based upon satisfaction, as determined by the Acquiror in its sole discretion, of the 2015 financial performance targets for the Company and its Subsidiaries which were previously delivered to the Acquiror.

Section 5.9 Post-Closing Confidentiality.

(a) The Stockholder Representative acknowledges and agrees that, for a period of two years following Closing, all Confidential Information and all physical embodiments thereof are confidential and proprietary to, and will remain the sole and exclusive property of, the Business which Acquiror shall acquire at the Closing. At all times after the date of this Agreement, Stockholder Representative will hold and will direct its Representative and Affiliates to hold such Confidential Information in confidence with the same degree of care with which it protects its own confidential information.

(b) As used in this Section 5.9, “Confidential Information” means all Trade Secrets and all other confidential and/or proprietary data and/or information relating to the Business and its operations (which does not rise to the status of a Trade Secret) which is owned or used by the Company or any of its Subsidiaries and which has value to the Business and the Company and its Subsidiaries. Such Confidential Information shall include, but not be limited to, proprietary technology, operating procedures, financial statements or other financial information, know-how, market studies and forecasts, competitive analysis, pricing policies and procedures, the substance of arrangements with customers, suppliers and others, servicing and training programs and arrangements, marketing or similar arrangements, customer or supplier lists and any other documents embodying such Confidential Information. Confidential Information shall not include any data or information that (i) is or becomes publicly available, (ii) otherwise enters the public domain not in violation of the Stockholder Representative’s confidentiality obligations hereunder, or (iii) is required by Law to be disclosed, provided that prior to such disclosure, such disclosing party uses commercially reasonable efforts to the extent practicable to provide notice to Acquiror thereof, and provides Acquiror a reasonable opportunity to contest such disclosure with the appropriate governmental or regulatory body.

(c) In the event of the breach of any provisions of this Section 5.9, Acquiror, in addition and supplemental to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief (without the posting of bond or other security) in order to enforce or prevent any violations of the provisions hereof.

Section 5.10 Tax Covenants.

(a) The Acquiror shall prepare or cause to be prepared and file or caused to be filed any Returns and schedules relating to the Company and its Subsidiaries that are due after the Closing Date. Returns for any Tax period ending on or before the Closing (other than Returns relating to the Company and its Subsidiaries filed on or prior to the Closing Date) and that portion of any Tax period through the end of the Closing shall be prepared in a manner consistent with prior Returns, except as otherwise required by applicable Law; provided, however, the Acquiror shall be permitted, at its sole discretion, to file or cause to be filed an election pursuant to Section 338(g) of the Code (and any corresponding provision of state, local or non-U.S. Tax Law) with respect to the transactions contemplated by this Agreement (the “338 Election”. The Acquiror shall deliver such Returns to the Stockholder Representative no less than twenty (20) days prior to their due date for timely filing in the case of Income Tax Returns and no less than three (3) days prior to their date for timely filing in the case of non-Income Tax Returns for review and consent by the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned, or delayed). The Acquiror and the Stockholder Representative shall work in good faith to resolve any issues raised by the Stockholder Representative with respect to such Returns to the extent they relate to Tax periods (or portions thereof) ending on or before the Closing Date. In the event that the Acquiror and the Stockholder Representative cannot reach agreement with respect to any issue, such issue shall be resolved by the Independent Accounting Firm, the cost of which shall be borne by the Acquiror and the Stockholder Representative in inverse proportion as they may prevail on the merits. If the Independent Accounting Firm is unable to resolve such issue before the due date for filing the applicable Return, the Return shall be filed as originally prepared by the Acquiror (but taking into account any undisputed comments of the Stockholder Representative) and subsequently amended to reflect the determination of the Independent Accounting Firm.

(b) The Acquiror and the Stockholder Representative shall use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Return, audit, litigation or other proceeding or any Tax planning and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Acquiror and the Stockholder Representative further agree, upon reasonable request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, any Transfer Taxes). The Stockholder Representative agrees (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries in its possession, and to abide by all record retention agreements entered into with any Governmental Authority and (ii) to give the Acquiror reasonable written notice prior to destroying or discarding any such books and records and, if the Acquiror so requests, the Stockholder Representative shall allow the Acquiror to take possession of such books and records.

(c) If the Company or any Subsidiary thereof receives a notice of an intention of a Tax authority to audit or conduct an examination with respect to Taxes that relate solely to a period that ends on or prior to the Closing, the Company or Subsidiary shall notify the Stockholder Representative within ten (10) days of receipt of the notice. The Stockholder Representative shall have the right, at the Stockholder Representative’s expense (subject to reimbursement by any applicable Securityholders), to control any such audit or examination by any Tax authority, and any related administrative or judicial proceeding, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing with respect to the Company or any Subsidiary thereof. The Acquiror may participate in any such audit of the Company or any Subsidiary thereof at its own expense. Any audit or examination with respect to Taxes that relate to a period beginning on or prior to the Closing Date and ending after the Closing Date shall be controlled jointly by the Acquiror and the Stockholder Representative at the election of the Stockholder Representative, and otherwise solely by the Acquiror.

(d) The Acquiror shall not and shall not permit the Company or any Subsidiary thereof to settle, compromise or conclude a Tax audit or proceeding that the Stockholder Representative, in accordance with this Section 5.10, is entitled to control (solely or jointly), without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) To the extent it would affect the liability of the Company or any Subsidiary thereof for Tax (other than as a result of any reduction in the amount of net operating loss carry-forwards or other Tax assets that arose with respect to taxable periods (or portions thereof) ending on or before the Closing Date) with respect to a taxable period or portion thereof beginning after the Closing Date, the Stockholder Representative shall not permit the Company or any Subsidiary to settle, compromise, or conclude a Tax audit or proceeding which the Stockholder Representative controls pursuant to this Section 5.10 without the written consent of the Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) For purposes of the indemnity provisions of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (i) in the case of any Taxes other than gross receipts, sales or use Taxes, payroll Taxes, and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period and (ii) in the case of any gross receipts, sales or use Taxes, payroll Taxes, and Taxes based upon or related to income, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date, provided, however, that any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of such Tax period ending on the Closing Date based on the relative number of days in such portion of the Tax period as compared to the total number of days in such Tax period.

Section 5.11 Non-Solicit.

(a) From the date hereof until the second anniversary of the Closing Date, neither New Mountain Partners, L.P. nor New Mountain Affiliated Investors, L.P. shall, directly or indirectly:

(i) solicit to employ or employ (or solicit to engage or engage as an independent contractor) any employee or independent contractor of the Company, the Surviving Corporation or any of their Subsidiaries; provided, however, that the foregoing restriction shall not prohibit any solicitation or hiring of any such employee or independent contractor, (i) pursuant to or as a result of any public advertisement or posting or other form of general solicitation that is not directed at any such employee or independent contractor, (ii) from and after three months from the date of his or her voluntary or involuntary termination of employment with the Company or any of its Subsidiaries, or (iii) through the use of a search firm or other employment agency that has not been instructed to direct its efforts toward such employee or independent contractor; and

(ii) knowingly disrupt or interfere with the business of the Company or any of its Subsidiaries with their customers or licensors who were customers or licensors at the Closing Date or within twelve (12) months prior to the Closing Date.

(b) The parties hereto acknowledge and agree that the amount of actual damages suffered by a non-breaching party in the event of a breach of this Section 5.11 may be difficult or impossible to accurately calculate and there may not be an adequate remedy at law available to the non-breaching party to fully compensate the non-breaching party in the event of such a breach. Consequently, the parties hereto agree that, in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of this Section 5.11, the non-breaching party and its successors and assigns shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions of this Section 5.11 (without posting a bond or other security), and neither the breaching party nor any of its Affiliates will oppose the granting of any such relief on the grounds that the non-breaching party has an adequate remedy at Law, has not proven actual damages, and/or should be required to post a bond or other security.

(c) The parties hereto acknowledge and agree that such portions of Article I and Article VIII as are applicable to this Section 5.11 shall be incorporated as binding provisions on New Mountain Partners, L.P. and New Mountain Affiliated Investors, L.P. for purposes of this Section 5.11.

ARTICLE VI

CLOSING DELIVERABLES

Section 6.1 Closing Deliverables of Acquiror and Merger Sub. At the Closing, Acquiror and Merger Sub shall have delivered or caused to be delivered to the Company the following:

(a) A certificate, signed by a duly authorized officer of each of Acquiror and Merger Sub on their behalf, certifying that: (A)(i) the Fundamental Representations of the Acquiror and Merger Sub shall be true and correct in all respects both when made and as of the Closing Date, or in the case of Fundamental Representations that are made as of a specified date, such Fundamental Representations shall be true and correct as of such specified date, and (ii) all other representations and warranties of the Acquiror and Merger Sub contained in Article IV shall be true and correct both when made and as of the Closing Date, or in the case of such representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect; and (B) the Acquiror and Merger Sub shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(b) An executed counterpart of each of the Ancillary Agreements (as applicable), signed by each party other than the Company.

Section 6.2 Closing Deliverables of the Company. At the Closing, the Company shall have delivered or caused to be delivered to Acquiror and Merger Sub the following:

(a) A certificate, signed by the Chief Executive Officer or Chief Financial Officer of the Company on its behalf, certifying that (A)(i) the Fundamental Representations of the Company shall be true and correct in all respects both when made and as of the Closing Date, or in the case of such Fundamental Representations that are made as of a specified date, such Fundamental Representations shall be true and correct in all respects as of such specified date and (ii) the other representations and warranties of the Company set forth in Article III shall be true and correct both when made and as of the Closing Date, or in the case of such representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein, except as set forth in Section 3.7(b) or for use of “Material Contract”) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (B) the Company shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and (C) there shall not have occurred a Material Adverse Effect since the Balance Sheet that is pending or continuing and there are no facts, events or circumstances that are reasonably likely to give rise to a Material Adverse Effect.

(b) A certificate, in form and substance reasonably satisfactory to the Acquiror, signed by the Secretary of the Company, attaching (i) the Certificate of Incorporation of the Company certified as of a recent date by the Secretary of State of the State of Delaware in effect as of the Closing, (ii) the bylaws of the Company in effect as of the Closing, (iii) copies of the resolutions of the board of directors of the Company authorizing and approving this Agreement and the transactions contemplated herein, and (iv) a certification as to the incumbency of the officers executing on behalf of the Company this Agreement and the Ancillary Agreements.

(c) An executed counterpart of each of the Ancillary Agreements (as applicable), signed by each party thereto, other than the Acquiror or Merger Sub.

(d) A certificate pursuant to Treasury Regulations section 1.1445-2(c)(3) stating that the Company is not nor has it been a U.S. real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c) of the Code.

(e) A copy of the payoff letter relating to the Notes and satisfaction in full of the Notes (the “Payoff Letter”), in a form reasonably satisfactory to the Acquiror.

(f) Evidence of the termination of Contracts listed on Schedule 6.2(g) of the Disclosure Schedules (the termination agreements relating to such Contracts, collectively, the “Termination Agreements”), each such Termination Agreement to be in a form reasonably satisfactory to the Acquiror.

(g) A copy of the Company Stockholder Approval which shall be in full force and effect, delivered in accordance with Section 5.2.

(h) A copy of the Certificate of Merger duly executed by the Company.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival of Representations, Warranties and Covenants.

(a) Absent fraud, the representations and warranties of the Company, the Acquiror and Merger Sub contained in this Agreement (or any certificate delivered herewith) shall survive the Closing until December 17, 2015 except that (i) the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.4 (Capitalization), Section 3.18 (Brokers), Section 4.1 (Organization and Qualification), Section 4.2 (Authority) and Section 4.6 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely, and (ii) the representations and warranties set forth in Section 3.15 (Taxes) shall survive until 30 days following the expiration of the applicable statute of limitations for such underlying claims; provided, however, that the covenants and agreements of the parties shall survive until the date such covenant or agreement is fully performed.

(b) The survival periods set forth in Section 7.1(a) are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity, including in accordance with the provisions of Section 8106 of the DGCL. Any claim for breach of representation or warranty hereunder shall be deemed to have accrued as of the Closing. No claim for breach of any representation, warranty, covenant or agreement may be brought after expiration of the survival periods set forth in Section 7.1(a), provided, however, that the expiration of any such representation, warranty, covenant or agreement for indemnification shall not affect the rights of any party in respect of any such indemnity claim therefor as to which notice thereof has been duly given pursuant to this Article VII prior to the expiration of the applicable survival period provided in this Section 7.1.

Section 7.2 Indemnification by the Securityholders. Subject to Section 7.5, the Securityholders, severally but not jointly, shall save, defend, indemnify and hold harmless the Acquiror and its Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Acquiror Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, Taxes, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing), but (unless arising under a Third Party Claim) not including any punitive, incidental, consequential, special or indirect damages, including business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement (hereinafter collectively, “Losses”) to the extent resulting from:

(a) any breach of any representation or warranty made by the Company contained in this Agreement (or any certificate delivered herewith);

(b) any breach of any covenant or agreement by the Company contained in this Agreement (or any certificate delivered herewith);

(c) except to the extent constituting an Excluded Tax and subject to Section 7.5, any liability for (i) all Taxes (or non-payment thereof) of the Company or any of its Subsidiaries for Tax periods (or portions thereof) ending on or before the Closing or (ii) all Income Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of such person) is or was a member on or prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6; and

(d) any claim for appraisal of Dissenting Shares for an amount in excess of the right to receive a portion of the Merger Consideration pursuant to the terms and conditions of this Agreement.

Section 7.3 Indemnification by the Acquiror. Subject to Section 7.5, the Acquiror shall save, defend, indemnify and hold harmless the Securityholders and their respective Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Stockholder Indemnified Parties”) from and against any and all Losses to the extent resulting from:

(a) any breach of any representation or warranty made by the Acquiror or Merger Sub contained in this Agreement (or any certificate delivered herewith); and

(b) any breach of any covenant or agreement by the Acquiror or Merger Sub contained in this Agreement (or any certificate delivered herewith).

Section 7.4 Procedures (a) In order for an Acquiror Indemnified Party or Stockholder Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Stockholder Representative, on behalf of the Securityholders, or to the Acquiror, as applicable (the “Indemnifying Party”), promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request (a “Notice of Claim”). The failure to provide such Notice of Claim, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is adversely prejudiced by such failure.

(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of such Notice of Claim from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that if (i) in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, (ii) if the Third Party Claim would reasonably be likely to be materially detrimental to the Indemnified Party’s (or its Affiliates’) customer relations, or (iii) if the Third Party Claim involves criminal allegations, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not agree to any settlement, compromise or discharge of such Third Party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement, compromise or discharge requires only the payment of monetary damages which are indemnified hereunder and provides a full release of the Indemnified Party from liability. Whether or not the

Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

(c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim within forty-five (45) days following actual knowledge by the Indemnified Party of the existence of such claim and describing in reasonable detail the facts (to the extent then known) giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request (a “Direct Claim Notice”). The failure to provide such Direct Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is adversely prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters. For the avoidance of doubt, the Indemnified Party shall not be entitled to commence any Action against the Indemnifying Party for indemnification pursuant to this Section 7.4(c) unless the notice and procedural provisions set forth herein shall have been satisfied prior thereto.

(d) If the Indemnifying Party disputes such claim of indemnification, it shall use commercially reasonable efforts to notify the Indemnified Party thereof within sixty (60) days following receipt of the Notice of Claim or Direct Claim Notice, as the case may be. If the dispute has not been resolved within thirty (30) days after the parties first attempt such resolution, either party may pursue its rights and remedies in accordance with this Agreement. In no event shall any claim for indemnification be required to be paid by an Indemnifying Party unless and until the parties mutually agree as to the amount of such claim or receipt by the Indemnifying Party of a final, non-appealable judgment from a court of competent jurisdiction, in which case the Indemnifying Party and the Indemnified Party shall instruct the Escrow Agent to release any applicable amounts from the Escrow Fund.

Section 7.5 Limits on Indemnification (a) Notwithstanding anything to the contrary contained in this Agreement:

(i) the maximum aggregate amount of indemnifiable Losses that may be recovered from the Securityholders or the Acquiror, as applicable, pursuant to Section 7.2 or Section 7.3, as applicable, shall be equal to the Escrow Amount (the “Cap”); provided, however, that the maximum aggregate amount of indemnifiable Losses that may be recovered from the Securityholders or the Acquiror, as applicable, with respect to (x) breaches of Fundamental Representations and representations and warranties set forth in Section 3.15 (Taxes), (y) any Tax indemnification obligation under Section 7.2(c) and (z) any indemnification obligation under Sections 7.2(b) and 7.2(d) shall be equal to the Purchase Price, subject, in each case, to Section 7.5(a)(v);

(ii) neither the Securityholders nor the Acquiror, as applicable, shall be liable to any Indemnified Party for any claim for indemnification pursuant to Section 7.2(a) or Section 7.3(a), as applicable, unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Securityholders or the Acquiror, as applicable, equals or exceeds $250,000 (the “Basket Amount”), in which case the Securityholders or the Acquiror, as applicable, shall be liable only for the Losses in excess of the Basket Amount; provided, however, that the Basket Amount shall not apply to indemnifiable Losses resulting from breaches of Fundamental Representations and representations and warranties set forth in Section 3.15 (Taxes);

(iii) the Securityholders shall not be obligated to indemnify any Acquiror Indemnified Party with respect to any Loss to the extent that a specific accrual or reserve for the amount of such identified Loss was reflected on the Interim Financial Statements, the Financial Statements or the notes thereto;

(iv) the Securityholders shall not be obligated to indemnify any Acquiror Indemnified Party with respect to any Loss to the extent that the Acquiror received a benefit from the reflection of such matter in the calculation of the adjustment of the Merger Consideration, if any, as finally determined pursuant to Section 2.11; and

(v) the liability of each Securityholder with respect to any Losses hereunder shall be limited to such Person’s pro rata portion of such Losses (based upon the portion of the Merger Consideration received by such Securityholder), including in the event of fraud, and in no event shall any Securityholder be liable for any Losses, including in the event of fraud, in excess of the portion of the Merger Consideration actually received by such Person.

(b) Without limitation of the provisions of Section 7.5(e), the amount of any and all Losses under this Article VII shall be determined net of (i) any Tax benefit actually realized by the applicable Indemnified Party or its Affiliates (including benefits related to the utilization of any available net operating losses or other Tax attributes) arising in connection with the accrual, incurrence or payment of any such Losses in the year in which incurred or any prior years (ii) any insurance or other recoveries as and when paid to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification, net of any costs of seeking recovery or any increases in premium associated therewith.

(c) The parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Such cooperation shall include the retention and the provision of records and information which is reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Without limiting the generality of the foregoing, the Indemnified Party shall use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder.

(d) For purposes of calculating Losses under this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e) Notwithstanding anything to the contrary contained in this Agreement, the calculation of the amount of Losses resulting from (i) a breach of either (A) a representation or warranty contained in Section 3.15 or (B) a covenant contained in Section 5.10 or (ii) any liability for Taxes pursuant to Section 7.2(c), shall take into account and shall be offset by any Tax assets (including, without limitation, net operating loss carryforwards) available to the Company or any of its Subsidiaries to offset the specific Tax giving rise to such Loss as of the end of the Closing Date; provided, however, the effects of any (A) voluntary action or (B) failure to take any action required to be taken by Law or this Agreement by the Acquiror or any of its Affiliates after Closing, shall be disregarded for purposes of calculating the Tax assets available to the Company or any of its Subsidiaries as of the end of the Closing Date. For the avoidance of doubt, no direct or indirect use of such Tax assets in taxable periods (or portions thereof) beginning after the Closing by the Acquiror or any of its Affiliates (including, following the Closing, the Surviving Corporation and its Subsidiaries) shall be deemed to limit the Tax assets available to the Company and its Subsidiaries for purposes of the preceding sentence.

Section 7.6 Assignment of Claims. If any Acquiror Indemnified Party receives any payment from the Securityholders in respect of any Losses pursuant to Section 7.2 and the Acquiror Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Securityholders, the Acquiror Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Stockholder Representative, on behalf of the Securityholders, to recover from the Potential Contributor the amount of such payment. If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not take place and the Acquiror Indemnified Party will, at the Stockholder Representative’s direction and expense, take all reasonable actions to seek to recover such claim from such Potential Contributor. Any payment received in respect of such claim against the Potential Contributor (whether by the Stockholder Representative or the relevant Acquiror Indemnified Party as provided in the immediately preceding sentence) shall be distributed, (a) first, to the Acquiror Indemnified Party in the amount of any deductible or similar amount required to be paid by the Acquiror Indemnified Party prior to the Securityholders being required to make any payment to the Acquiror Indemnified Party plus, in the case of any claim by an Acquiror Indemnified Party as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (b) second, to the Securityholders in an amount equal to the aggregate payments made by the Securityholders to the Acquiror Indemnified Party in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim and (c) the balance, if any, to the Acquiror Indemnified Party.

Section 7.7 Escrow Fund (a) Except in the case of (i) fraud, (ii) breaches of Fundamental Representations and representations and warranties set forth in Section 3.15

(Taxes), (iii) any Tax indemnification obligation under Section 7.2(c) or (iv) Losses arising under Sections 7.2(b) or 7.2(d), the Acquiror hereby agrees that it shall seek a remedy solely from the Escrow Fund with respect to any indemnification claim asserted hereunder and shall not seek to recover any Losses directly from the Securityholders.

(b) Following December 17, 2015 and upon final resolution of all indemnification obligations (including open claims) and all other liabilities and obligations of the Securityholders and full reimbursement of all amounts of the Stockholder Representative as provided in Section 2.13(b), the Stockholder Representative shall cause the Escrow Agent to distribute any remaining portion, if any, of the Stockholder Representative Expense Holdback Amount and the Escrow Amount to the Securityholders (i) in respect of amounts owed in respect of the Notes and (ii) to the extent any amounts remain after payments are made in respect of the Notes, any amounts due pursuant to Section 2.6(a).

Section 7.8 Exclusivity and Nature of Payment. Except as specifically set forth in this Agreement, effective as of the Closing, the Acquiror, on behalf of itself and the other Acquiror Indemnified Parties, waives any rights and claims any Acquiror Indemnified Party may have against the Securityholders, regardless of the Law or legal theory under which such liability or obligation may be sought to be imposed, whether at law, in equity, Contract, tort or otherwise, relating to the Company and its Subsidiaries and/or the transactions contemplated hereby. The rights and claims waived by the Acquiror, on behalf of itself and the other Acquiror Indemnified Parties, include, without limitation, to the fullest extent permitted under applicable Law, claims for contribution or other rights of recovery arising out of or relating to any Law, claims for breach of Contract, for breach (negligent or otherwise) of representation or warranty, and claims for breach of duty. After the Closing, and other than in the case of (i) fraud and (ii) injunctive or equitable relief, this Article VII will provide the exclusive remedy against the Company and/or the Securityholders and any other Person for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby. Any indemnity payment made under this Agreement shall be treated as an adjustment to the Merger Consideration for all Tax purposes to the extent permitted by applicable Law.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses.

Section 8.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties at the time of the amendment.

Section 8.3 Extension; Waiver. Any agreement on the part of a party to any extension for the performance of any of the obligations or other acts of the parties shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Stockholder Representative, to:

New Mountain Partners, L.P.

787 Seventh Avenue, 49th Floor

New York, NY 10019

Attention: Vignesh Aier

E-mail: vaier@newmountaincapital.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Rashida K. La Lande

E-mail: rlalande@gibsondunn.com

(ii)	if to Acquiror, Merger Sub or the Surviving Corporation, to:

ExlServiceHoldings, Inc.

280 Park Avenue, 38th Floor

New York, NY 10022

Attention: Nancy Saltzman, Esq.

E-mail: nancy.saltzman@exlservice.com

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP

The New York Times Building, 37th Floor

620 Eighth Avenue

New York, NY 10018-1405

Attention: Valérie Demont, Esq.

E-mail: demontv@pepperlaw.com

Section 8.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 8.6 Entire Agreement. This Agreement (including the Exhibits, Disclosure Schedules and any other Schedules hereto) and the Ancillary Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 8.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except (a) with respect to the provisions of Section 5.6, Section 5.8, Article VII and Section 8.19, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof, and (b) at the Effective Time, the right of the Securityholders, which shall be enforceable only by the Stockholder Representative, to receive the payments contemplated by the applicable provisions of Article II, in each case, at the Effective Time in accordance with the terms of this Agreement.

Section 8.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any Delaware state or federal court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.10 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 8.11 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or the Acquiror or any officer, director, employee, Representative or investor of any party hereto.

Section 8.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Acquiror (in the case of an assignment by the Company) or the Company (in the case of an assignment by the Acquiror or Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder; provided, further, that the Acquiror may assign any of its rights, interests or obligations to one of its wholly-owned Subsidiaries or to any of its lenders; provided, further, that no such assignment shall relieve the Acquiror of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state or federal court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.14 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 8.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.17 Counterparts; Facsimile or .pdf Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.18 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 8.19 Legal Representation.

(a) The Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation), acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for the Stockholders, the Stockholder Representative and for the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Gibson Dunn has not acted as counsel for any other Person, including the Acquiror.

(b) Only the Stockholders, the Stockholder Representative, the Company and their respective Affiliates shall be considered clients of Gibson Dunn in the Acquisition Engagement. The Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation), acknowledges and agrees that all confidential communications between the Stockholders, the Stockholder Representative, the Company and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Stockholders and their respective Affiliates (other than the Company) and not the Company, and shall not pass to or be claimed, held or used by the Acquiror or the Company (or, after the Closing, the Surviving Corporation) upon or after the Closing. Accordingly, the Acquiror shall not have access to any such communications, or to the files of Gibson Dunn relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only the Stockholders and their respective Affiliates shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company (or, after the Closing, the Surviving Corporation) or the Acquiror by reason of any attorney-client relationship between Gibson Dunn and the Company or otherwise; provided, however, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Stockholders and their respective Affiliates; provided, that such representatives, accounts and advisors are instructed to maintain the confidence of such attorney-client communications). The Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation), irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, attorney work product protection or other expectation of confidentiality owed to the Stockholders and/or their respective Affiliates. If and to the extent that, at any time subsequent to Closing, the Acquiror or any of its Affiliates (including, after the Closing, the Surviving Corporation) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, the Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation), shall be entitled to waive such privilege only with the prior written consent of the Stockholder Representative (such consent not to be unreasonably withheld).

(c) The Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation), acknowledges and agrees that Gibson Dunn has acted as counsel for the Stockholders, the Stockholder Representative, the Company and their respective Affiliates and that the Stockholders reasonably anticipate that Gibson Dunn will continue to represent them and/or their respective Affiliates in future matters. Accordingly, the Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation), expressly (i) consents to Gibson Dunn’s representation of the Stockholders and/or their respective Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of the Acquiror and the Surviving Corporation, on the one hand, and the Stockholders or any of their respective Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Gibson Dunn may have previously advised the Stockholders, the Company or their respective Affiliates and (ii) consents to the disclosure by Gibson Dunn to the Stockholders or their respective Affiliates of any information learned by Gibson Dunn in the course of its representation of the Stockholders, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection or Gibson Dunn’s duty of confidentiality.

(d) The Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation), further covenants and agrees that each shall not assert any claim against Gibson Dunn in respect of legal services provided to the Company or its Affiliates by Gibson Dunn in connection with this Agreement or the transactions contemplated hereby.

(e) From and after the Closing, the Surviving Corporation shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by the Surviving Corporation to represent the Surviving Corporation after the Closing and either (i) such engagement involves no conflict of interest with respect to the Stockholders and/or any of their respective Affiliates or (ii) the Stockholders and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of the Surviving Corporation by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof. Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing the Surviving Corporation in order to represent, or continue so representing, the Stockholders.

Section 8.20 No Presumption Against Drafting Party. Each of the Acquiror, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.21 Further Assurances. Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable. From time to time, as and when requested by any party hereto and at the requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such further documents conveyances, assurances and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary, proper, advisable or desirable to evidence and effectuate the intent and purposes of this Agreement and the Ancillary Agreements.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EXLSERVICE.COM, LLC

By:	/s/ Jarrod Yahes
	Name:	Jarrod Yahes
	Title:	SVP and Treasurer

HEARTLAND ACQUISITION SUB CORP.

By:	/s/ Jarrod Yahes
	Name:	Jarrod Yahes
	Title:	SVP and Treasurer

OVERLAND HOLDINGS, INC.

By:	/s/ Michael J. Ferguson
	Name:	Michael J. Ferguson
	Title:	CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

NEW MOUNTAIN PARTNERS, L.P.,
solely in its capacity as the Stockholder Representative and for purposes of Section 5.11

By:	/s/ Steve Klinsky
	Name:	Steve Klinsky
	Title:	Managing Member

NEW MOUNTAIN AFFILIATED INVESTORS, L.P., solely in its capacity as the Stockholder Representative and for purposes of Section 5.11

By:	/s/ Steve Klinsky
	Name:	Steve Klinsky
	Title:	Managing Member

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

The following Exhibits and Schedules to the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S-K.

EXHIBITS
Exhibit A	Escrow Agreement
Exhibit B	Certificate of Merger

SCHEDULES
Schedule I	Telephone Numbers and Authorized Signatures for Person(s) Designated to Give Instructions and Confirm Funds Transfer Instructions
Schedule II	Schedule of Fees and Disclosures for Escrow Agent Services

Disclosure Schedules

ExlService Holdings, Inc. (the “Company”) will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.